Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:	February 28, 2007
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL REPORTS 19% INCREASE IN REVENUE
FOR THE FOURTH QUARTER ENDED DECEMBER 31, 2006

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a manufacturer and marketer of proprietary disposable devices used primarily in cardiology and radiology procedures, today announced financial results for the fourth quarter and fiscal year ended December 31, 2006.

For the fourth quarter of 2006, the Company reported record revenue of $50.8 million, a 19.1% increase over revenue of $42.7 million for the fourth quarter of 2005.  Net income for the fourth quarter of 2006 was $3.1 million, or $0.11 per share.  This compares to net income of $3.7 million, or $0.13 per share, reported for the fourth quarter of 2005.  Earnings per share for the fourth quarter of 2006 were negatively impacted by an impairment charge of approximately $929,000, or $0.02 per share, which was primarily associated with intellectual property assets acquired from Sub-Q Inc. in March 2005, as well as an expense of approximately $306,000 attributable to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, effective January 1, 2006.

For the year ended December 31, 2006, the Company reported record revenue of $190.7 million, a 14.5% increase over revenue of $166.6 million in revenue reported for the year ended December 31, 2005.  In addition, the Company reported net income of $12.3 million, or $0.44 per share, for calendar year 2006.  This compares to net income of $15.8 million, or $0.57 per share, for calendar year 2005.  Earnings per share for 2006 were affected by the impairment charge mentioned above as well as the expense of approximately $1.5 million, or $0.03 per share, attributable to the Company’s adoption of SFAS No. 123(R).

Sales in each of the Company’s product categories grew for the fourth quarter and year ended December 31, 2006.  For the fourth quarter of 2006, compared to the fourth quarter of 2005, stand alone device sales rose 25%; custom kit and tray sales increased 24%; catheter sales rose 16%; and inflation device sales increased 11%.

For the year ended December 31, 2006, compared to the year ended December 31, 2005, catheter sales rose 20%; stand-alone device sales increased 18%; custom kit and tray sales rose 15%; and inflation device sales rose 9%.

“Across the board sales growth, the acquisition of MCTec, Merit’s internal research and development, and product line acquisitions such as the Futura® safety scalpel and the Honor® hemostasis valve contributed to the increase in our growth rate from 11% in 2005 to 14.5% in 2006,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer.  “The Company is engaged in substantial internal cost savings initiatives as well as a stepped-up focus on off-shore manufacturing to improve gross margins.”

Gross margins were down from 38.8% of sales in the fourth quarter of 2005 to 37.3% of sales in the fourth quarter of 2006.  Gross margins were down from 41.5% of sales for calendar year 2005 to 38.3% of sales for calendar year 2006.  The gross margin decline in the fourth quarter and the year ended December 31, 2006 was due primarily to expenses incurred during the second half of 2005 for new facilities and related costs (i.e. utilities, maintenance, cleaning and taxes) and equipment as well as the increased cost of direct labor, increased health insurance costs and the adoption of SFAS No. 123(R).

Selling, general and administrative expenses were 23.4% and 23.9% of sales for the fourth quarter and calendar year 2006, respectively, compared with 22.3% and 23.2% of sales for the comparable periods of 2005.  The impairment charge and the adoption of SFAS 123(R) mentioned above increased SG&A expenses by $1.1 million, or 2.2% of sales, and $1.9 million, or 1.0% of sales, for the fourth quarter and calendar year 2006, respectively.

Research and development costs were 4.6% and 4.5% of sales, respectively, for the fourth quarter and year ended December 31, 2006, compared to 4.5% and 4.2% of sales for the comparable periods of 2005.

Merit’s effective tax rates for the fourth quarter and calendar year 2006 were 35.5% and 35.9%, respectively, compared to 28.0% and 34.0% for the same periods of 2005.  The increase in the effective tax rate for 2006 over 2005 was the result of the reimbursement in 2005 by the

Company of costs incurred by its Irish operation for the development of two new products that are taxed at a lower income tax rate than in the United States.

The Company’s cash position increased to $9.8 million on December 31, 2006, compared to $4.6 million on December 31, 2005.

Based on the Company’s recent acquisition of Datascope Corporation’s chronic dialysis catheter product line, its recently announced distribution agreement with Milamy Partners LLC regarding the KanguruWeb™ abdominal retraction system, and other potential agreements, the Company has determined it will announce its projected 2007 sales and earnings guidance on or before March 30, 2007.

MERIT MEDICAL SYSTEMS, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

SALES	$50,816	$42,682	$190,674	$166,585

COST OF SALES	31,853	26,113	117,596	97,493

GROSS PROFIT	18,963	16,569	73,078	69,092

OPERATING EXPENSES
Selling, general and administrative	11,909	9,536	45,486	38,579
Research and development	2,361	1,910	8,582	6,992
Total	14,270	11,446	54,068	45,571

INCOME FROM OPERATIONS	4,693	5,123	19,010	23,521

OTHER INCOME (EXPENSE)
Interest income	70	67	250	491
Interest expense	(6)	(1)	(12)	(18)
Miscellaneous income	(23)	(57)	(64)	(94)
Total Other Income - net	41	9	174	379

INCOME BEFORE INCOME TAX EXPENSE	4,734	5,132	19,184	23,900

INCOME TAX EXPENSE	1,681	1,436	6,883	8,122

NET INCOME	$3,053	$3,696	$12,301	$15,778

EARNINGS PER SHARE-
Basic	$0.11	$0.14	$0.45	$0.59

Diluted	$0.11	$0.13	$0.44	$0.57

AVERAGE COMMON SHARES-
Basic	27,509,033	27,239,784	27,333,146	26,848,447

Diluted	28,630,264	28,048,195	28,244,948	27,847,122

MERIT MEDICAL SYSTEMS, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31,
	2006	2005
ASSETS

Current Assets
Cash	$9,838	$4,645
Trade receivables, net	25,745	25,433
Employee receivables	194	116
Other receivables	192	108
Inventories	38,562	32,080
Prepaid and other assets	1,031	1,023
Deferred income tax assets	2	28
Income tax refund receivables	82	977
Total current assets	75,646	64,410

Property and equipment, net	92,383	85,618
Patents, trademarks and license agreements, net	4,350	3,342
Goodwill	7,541	6,415
Other assets	2,656	2,363
Deferred income tax assets	2
Deposits	90	99
Total other assets	107,022	97,837

Total Assets	$182,668	$162,247

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Current portion of long-term debt	$	$2
Trade payables	10,598	10,254
Accrued expenses	8,464	8,549
Advances from employees	245	316
Deferred taxes payable	190	1,141
Income taxes payable	1,177	455
Total Current Liabilities	20,674	20,717

Deferred income tax liabilities	5,469	4,166
Long-term debt		2
Deferred compensation payable	2,869	2,363
Deferred credits	2,239	2,415
Other long-term obligations	205	100
Total liabilities	31,456	29,763

Stockholders’ Equity
Common stock	54,394	48,198
Retained earnings	96,969	84,668
Accumulated other comprehensive loss	(151)	(382)
Total stockholders’ equity	151,212	132,484

Total Liabilities and Stockholders’ Equity	$182,668	$162,247

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Non-GAAP ADJUSTMENTS

GAAP net income before income taxes	$4,733	$5,132	$19,184	$23,900

Add back:
Stock-based compensation	306	—	1,502	—

Non-GAAP net income before income taxes	5,039	5,132	20,686	23,900

Non-GAAP provision for income taxes (36%)	(1,814)	(1,848)	(7,447)	(8,604)

Non-GAAP net income	$3,225	$3,284	$13,239	$15,296

Non-GAAP net income per share
Basic	$0.12	$0.12	$0.48	$0.57
Diluted	$0.11	$0.12	$0.47	$0.55

Shares used to compute Non-GAAP net income per share

Basic	27,509,033	27,239,784	27,333,146	26,848,447
Diluted	28,630,264	28,048,195	28,244,948	27,847,122

CONFERENCE CALL

Merit Medical invites all interested parties to participate in its fourth quarter and year-end conference call today, February 28, 2007, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific).  The domestic phone number is 800-240-2430, and the international number is 303-262-2137.  A live webcast as well as a rebroadcast can be accessed through the webcast tab of the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

During the conference call, 2006 results will be discussed in more detail.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology and radiology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 85 individuals.  Merit employs approximately 1,750 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Santa Clara, California; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2005. Such risks and uncertainties include product recalls and product liability claims, termination of relationship with suppliers, or failure of suppliers to perform, infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties, unable to successfully manage growth through acquisitions, delays in obtaining regulatory approvals, or the failure to maintain such approvals, significant portion of our revenues are derived from a few products and procedures, development of new products and technology that could render Merit’s products obsolete,  market acceptance of new products, introduction of products in a timely fashion,  price and product competition, availability of labor and materials, cost increases, fluctuations in and obsolescence of inventory, market price of our common stock has been and may continue to be volatile, foreign currency fluctuations, key personnel, modification or limitation of governmental or private insurance reimbursement, changes in health care markets related to health care reform initiatives and other factors referred to in the Company's 10-K and other reports filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results may differ materially from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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